EXHIBIT 99.3
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
     The following unaudited pro forma consolidated financial data has been prepared to give effect to three acquisitions; KVI Capital, Inc. (“KVI”) on August 1, 2005, Captiva Solutions, LLC (“Captiva”) on December 9, 2005, and Goldleaf Technologies, Inc. (“Goldleaf”) on January 31, 2006. The pro forma balance sheet data has been prepared based on the historical balance sheets of the company and Goldleaf as if that acquisition was effective as of December 31, 2005. The pro forma statement of operations data has been prepared based on the historical statements of operations of the Company, KVI, Captiva, Total Bank Technology, LLC (“TBT” as predecessor to Captiva), and Goldleaf as if all three acquisitions were effective as of January 1, 2005. Captiva organized and began operations on April 1, 2005. Prior to the TBT acquisition, Captiva had no customers or revenues, thus only operating expenses associated with the management team and facility expense were attributable to Captiva. On June 1, 2005, Captiva acquired all operating assets of Total Bank Technology, LLC (“TBT”). The 2005 pro forma data for the Captiva year end December 31, 2005 column consists of the full five months results of TBT (January 1 — May 31, 2005 ) prior to the acquisition by Captiva along with the results of Captiva from April 1, 2005 through November 30, 2005, including the results of TBT for the months of June through November 2005. For the month of December 2005, Captiva’s results are included in the PBI column. Had Captiva been in existence as of January 1, 2005, the 2005 results would have reflected additional expenses for the management team and facilities expense of Captiva.
     The assets acquired and liabilities assumed in connection with the Goldleaf acquisition were recorded at estimated fair values as determined by our management based on information currently available and on current assumptions as to future operations. We have allocated the purchase price based on preliminary estimates of the fair values of the acquired property, plant and equipment, and identified intangible assets, and their estimated remaining useful lives. Accordingly, the allocation of the purchase price and the assigned estimated useful lives are subject to revision, based on the final determination of appraised and other fair values, and related tax effects.
     The unaudited pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the transactions been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the Company, KVI Capital, Captiva, and Goldleaf included elsewhere in this document.
     The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect any anticipated future cost savings or other benefits as a result of the acquisition.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005
(in thousands, except per share data)

						PRO FORMA
						ADJUSTMENTS
	Private
	Business	Captiva	KVI	Goldleaf		Debit	Credit		Pro Forma
REVENUES	$38,351	$1,713	$816	$9,412	A	$917	$		$49,375
Cost of revenues	3,969	341	373	3,126					7,809

Gross profit	34,382	1,372	443	6,286					41,566
Operating expenses	30,307	1,948	554	7,595	B	1,276

					C	468			42,148

Operating income (loss)	4,075	(576)	(111)	(1,309)		(2,661)			(582)
OTHER EXPENSES:
Interest expense, net	381	164	23	(39)	D	2,369			2,898

Total other expenses	381	164	23	(39)		2,369			2,898

Income (loss) before provision for income taxes	3,694	(740)	(134)	(1,270)		(5,030)			(3,480)
Provision (benefit) for income taxes	1,359	—	—	—		—	E	2,716	(1,357)

NET INCOME (LOSS)	2,335	(740)	(134)	(1,270)		(5,030)		2,716	(2,123)
PREFERRED STOCK DIVIDENDS	2,160	—	—	2,915			F	2,915	2,160

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	175	(740)	(134)	(4,185)		(5,030)		5,631	(4,283)

LOSS PER SHARE:
Basic	$0.01								$(0.27)

Diluted	$0.01								$(0.27)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,727				G	1,051			15,778

Diluted	15,018				G	1,051			15,778

NOTE: During the twelve months ended December 31, 2005, 291,000 employee stock options were included in the diluted weighted average shares outstanding. However, after taking into account the pro forma adjustments above, the Company would have incurred a net loss attributable to common shareholders. Therefore, on a pro forma basis, the 291,000 employee stock options have been excluded in calculating diluted loss per share, as their effect would be anti-dilutive. For the twelve months ended December 31, 2005, we also excluded approximately 27.0 million shares of common stock issuable upon exercise or conversion of employee stock options (7.2 million, including 1.8 million stock options that were issued in conjunction with the Goldleaf acquisition), warrants (19.8 million), and the Series B preferred shares (40,000) were excluded from the diluted earnings per share calculation, as their effects were anti-dilutive.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA
DECEMBER 31, 2005

			PRO FORMA
			ADJUSTMENTS
	PRIVATE
(in thousands)	BUSINESS	GOLDLEAF	DEBIT		CREDIT		PRO FORMA
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$187	$1,246	$		H	$201	$1,232
Restricted cash	—	11,258					11,258
Accounts receivable	4,773	537					5,310
Accounts receivable—other	26	—					26
Deferred tax asset	370	—					370
Investment in direct financing leases	2,235	—					2,235
Other current assets	1,567	112					1,679

Total current assets	9,158	13,153					22,110

PROPERTY AND EQUIPMENT, NET	2,187	1,826					4,013
OPERATING LEASE EQUIPMENT, NET	187	—					187

OTHER ASSETS:
Software development, net	1,618	—					1,618
Deferred tax asset	1,456	—	H	1,250			2,706
Investment in direct financing leases, net of current portion	4,642	—					4,642
Intangible and other assets, net	4,931	1,854	H	12,150	H	1,854	17,081
Goodwill	12,378	2,403	H	9,451	H	2,403	21,829

Total other assets	25,025	4,257					47,876

Total assets	36,557	19,236					74,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	2,535	478					3,013
Accrued liabilities	1,582	1,006					2,588
Customer deposits	—	11,258					11,258
Deferred revenue	456	2,735	H	1,287			1,904
Current portion of capital lease obligations	—	256					256
Current portion of long-term debt	—	—			H	7,000	7,000
Current portion of non-recourse lease notes payable	2,336	—					2,336
Note Payable	—	—			H	1,000	1,000

Total current liabilities	6,909	15,733					29,355

REVOLVING LINE OF CREDIT	—	—			H	1,600	1,600
NON-RECOURSE LEASE NOTES PAYABLE, net of current portion	4,056	—					4,056
DEFERRED REVENUE, net of current portion	—	4,301	H	1,440			2,861
CAPITAL LEASE OBLIGATIONS, net of current portion	—	1,322					1,322
OTHER NONCURRENT LIABILITIES	230	—					230
LONG-TERM DEBT, net of current portion	—	—			H	9,000	9,000
SENIOR SUBORDINATED LONG-TERM DEBT, net of unamortized debt discount of $1,491	8,509	—	H	8,509			—
REDEEMABLE SERIES C PREFERRED STOCK	—	—		—	H	8,509	8,509

Total liabilities	19,704	21,356					56,933

COMMITMENTS AND CONTINGENCIES

REDEEMABLE CONVERTIBLE SERIES A PREFERRED STOCK	—	19,429	H	19,429			—

STOCKHOLDERS’ EQUITY:
Common stock	—	86	H	86
Preferred stock (Series A and B)	6,323	—					6,323
Paid-in capital	6,998	2,606	H	2,606	H	400	7,398
Retained earnings (deficit)	3,532	(24,241)			H	24,241	3,532

Total stockholders’ equity (deficit)	16,853	(21,549)					17,253

Total liabilities and stockholders’ equity	$36,557	$19,236		$47,653		$47,653	$74,186

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
A.	To reduce revenues for Goldleaf related to estimated deferred revenues that would not have been realized had the Company acquired Goldleaf as of January 1, 2005 and recorded the deferred service obligation at its estimated fair value as of that date.

B.	To increase amortization expense of new intangibles recorded as a result of the acquisitions. The pro forma amounts assume that approximately $15.3 million of identified intangibles are recorded, consisting of acquired technology ($3.9 million), customer lists ($4.9 million), vendor program ($0.1 million), non-compete agreements ($2.0 million), and tradenames and trademarks ($4.5 million) and are being amortized over estimated average useful lives of five, ten, seven, three, and indefinite years, respectively.

C.	To increase general and administrative costs for the increased salary of the Company’s new Chief Executive Officer and executive officers of KVI and Goldleaf based on the employment agreements executed as part of these acquisitions.

D.	To increase interest expense for additional debt acquired by the Company as consideration paid to consummate the KVI, Captiva, and Goldleaf transactions. Interest expense has been estimated assuming a weighted average interest rate for the two debt instruments used to complete the transactions; the $10.0 Lightyear Series C redeemable preferred stock at 10% (as converted from a $10.0 million senior subordinated debt instrument originally issued) and the $18.0 million Bank of America credit facility. Therefore, the pro forma interest expense was calculated using an interest rate of 8.3% and includes accretion of the debt discount (related to common stock warrants issued to Lightyear in connection with the $10.0 million financing) using the effective interest method.

E.	To record income tax effects (at the Company’s effective rate of 39%) of the pro forma adjustments.

F.	To reduce preferred dividends for the elimination of Goldleaf dividends ($2.9 million).

G.	To reflect company common stock issued as part of the consideration paid for the stock of Goldleaf; 272,341 common shares valued at $1.47 per share, common stock issued as part of the consideration paid for the membership units of Captiva; 757,576 common shares valued at $1.22 per share, and common stock issued as part of the consideration paid for the stock of KVI; 115,607 common shares valued at $1.73 per share.

H.	To allocate the estimated total purchase price for Goldleaf of approximately $19.2 million, which consists of $18.6 million in cash, $400,341 for the 272,341 common shares of the company (valued at $1.47 per share at the measurement date) and an estimated $186,000 for the Company’s direct costs associated with the acquisition. The preliminary allocation of the purchase price to the underlying net assets acquired is based on an estimate of the fair value of the net assets as follows:
(in thousands, except per share information)

Purchase Price:
Cash (includes $1.8 million paid to	$18,615
executives allocated to purchase price)
Stock (272,341 common shares at $1.47 per share)	400
Direct acquisition costs	186

$19,201

Preliminary Allocation to Operating Assets and Liabilities

Assets:
Cash	$1,246
Restricted cash	11,258
Accounts receivable	537
Other current assets	112
Furniture and equipment	1,826
Deferred tax asset	1,250
Acquired technology	3,090
Customer list	3,290
Trademarks/tradenames	4,470
Non-compete	1,300
Goodwill	9,451

Liabilities:
Accounts payable	478
Accrued liabilities	1,006
Capital lease obligations	1,578
Customer deposits	11,258
Deferred revenue	4,309

Total net assets	$19,201

NOTE: The pro forma statement of operations data does not include stock compensation expense for the new stock options issued in conjunction with the transactions. The stock option grants made on October 20, 2005, (Captiva) and January 31, 2006 (Goldleaf) totaled 4.6 million. Had these option grants been issued as of January 1, 2005, the estimated fair value using the Black-Scholes model would have been $1.49 and $1.61 per share, respectively. The company, until January 1, 2006, accounted for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and did not utilize the fair value method. If the company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, an estimated additional $1.3 million of compensation expense would have been expensed during the year ended December 31, 2005. Beginning January 1, 2006, the company was required to begin expensing the remaining unvested fair value of all stock options, including those issued as part of these transactions. The estimated annual stock compensation expense for the stock options issued as part of these transactions is $1.3 million.